11-Feburary-2025
LCI Industries (LCII)
Q4 2024 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Joseph Altobello – Analyst, Raymond James & Associates, Inc.
Scott L. Stember – Analyst, ROTH Capital Partner LLC
Michael Swartz – Analyst, Truist Securities, Inc.
Patrick Buckley – Analyst, Jefferies LLC
Brandon Rollé – Analyst, D. A. Davidson & Co.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
Alice Linn Wycklendt – Analyst, Robert W. Baird & Co., Inc.

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MANAGEMENT DISCUSSION SECTION

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone and welcome to the LCI Industries fourth quarter and full year 2024 conference call. I am joined on the call today with Jason Lippert, President and CEO along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results of the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone, and thank you for joining us on our fourth quarter and full year 2024 earnings call. Today, I will walk you through our highlights from the year, provide an update on the industry backdrop, and how we will strive to continue to expand our market leadership in 2025. Then, I will break down our business performance by market and outline our financial strategy before turning it over to Lillian for a deeper dive into our financials.

Starting with highlights from the year, 2024 proved to be a good year for Lippert as we showcased the resilience of our diversified business by delivering full-year revenue of $3.7 billion, down only 1% despite a challenging RV and Marine backdrop, as our presence in various end markets such as building products, international and aftermarket helped to offset some of our headwinds and should effectively position us to reach our organic target of $5 billion in total revenue in 2027.

We expanded our market leadership across our top five product categories, appliances, awnings, chassis, furniture and windows, which together accounted for 71% of our North America RV OEM sales. We experienced 7% organic growth in the automotive aftermarket due to market share gains, demonstrating our leadership in the towing and truck accessories markets.

We also feel that our CURT and Ranch Hand acquisitions are really starting to gain momentum. We increased EBITDA by $89 million despite a weaker sales and mix backdrop, by delivering cost savings and operational improvements, helping to pave the way for a return to double-digit margins as we strive to deliver further operational improvements.

We supplied game-changing innovations, especially our CURT Touring Coil Suspension, our Furrion Chill Cube air condition technology and our Lippert anti-lock brake systems for towables. We feel that these products clearly set us apart from our competitors and help drive organic content per towable RV up 2% year-over-year in 2024.

We are successfully delivering on our new Camping World partnership with product sales up 62% in their stores. We should be positioned to capitalize on more growth in 2025. Our goal this year is upfit approximately 100 additional

Camping World stores with Lippert merchandising. Camping World has told us they’re ecstatic with what we are doing as our partnering efforts are helping to drive their in-store and online aftermarket part sales.

And finally, we’ve reduced net debt below 2 times EBITDA as we created cash flow from operations of $370 million. As we exit 2024, we’re in a really good position, competing in what we believe are the right categories and markets to strengthen our leadership and drive continued margin expansion.

None of our 2024 success or 2025 vision would be possible without our incredible team. We are grateful for their hard work, dedication and relentless drive to push us forward. Our commitment to excellence and innovation is what makes our success possible and I couldn’t be more excited to continue building with them in 2025 and beyond as we execute on our vision and help the business reach new heights.

Moving to the industry and macro backdrop, we are cautiously optimistic moving into 2025 as we are seeing that the RV backdrop has modestly improved. Orders are starting to improve and the signs at many retail shows are more positive. Our January RV sales are up 17% as dealer inventories are at their lowest point in recent history, which should create a favorable environment for demand. Also encouraging are reports that interest rate declines have helped the dealer floor planning outcomes. If you take these things and consider that the dealer profits are starting to improve, we believe there’s a pretty good case to feel strongly that 2025 will hit its wholesale and retail estimates.

Product mix is also looking like it will be in a much healthier situation and consumer optimism is on the rise. As a reminder, historically, when the industry comes off a two-year downturn, we usually see 3 to 7 years of industry growth and if the same trend occurs as in the past, we believe we stand in a great position to capitalize on those tailwinds.

So, how we expand our leadership position in 2025? Well, first, I want to emphasize that our market leadership matters. Over the last three decades, the team and I feel as though we have built meaningful brand authority and trust with our customer base, which we believe has created a strong foundation for cross-selling whichever products we decide to manufacture. This strategy should help to continue to drive scale and other advantages that we believe make us the low-cost provider and go-to for all things innovation. It also should give us a significant advantage as the supply side consolidates, because we usually stand out when there are fewer choices because of our innovation and creativity.

However, it isn’t our market position alone that sets us apart. We think our competitive moat is built on many advantages that make us a trusted partner. I’ll talk about seven of these that we believe position us to capitalize on industry tailwinds, drive sustained market share gains, and outperform the market in 2025. Each of the following points reveal our opinion of our place in the market and what should help us continue to succeed.

First, our best-in-class manufacturing attracts new customers and expands wallet share. This expertise and the decades of investment behind our high-precision manufacturing ecosystem should make it incredibly hard for others to replicate our manufacturing capabilities and speed on complex components across RVs, boats, and other product categories.

Second, our extreme product breadth should give us a natural advantage in cross-selling, bundling and expanding our footprint with existing customers.

Third, we are the leaders in RV and Marine innovation. Innovation has been part of our DNA for over 25 years as we started launching products beyond chassis that our customers were asking for. We have so many new exciting projects in the pipeline and in 2023 and in 2024, we launched some significant products like our glass patio systems, 4K Windows, ABS, TCS, and the Chill Cube to name a few. With these products, we believe we have essentially created another $500 million in addressable market for RVs.

Fourth, we deliver unmatched dealer support through our robust technical support network. This is a significant competitive advantage that most people don’t realize, because we are touching customers and forming significant relationships outside of the OEM channel. From our mobile service teams that bailout customers who have broken down on the road, to our tech teams that travel to dealers every week for service trainings, to our 200 customer service agents at our care center in South Bend, they handle over 1.25 million customer interactions annually. The dealer body relies on Lippert to help train and fix issues around thousands of products that are constantly changing or being added to our portfolio.

Fifth, we’re the low-cost producer. Decades of manufacturing expertise, along with our immense volume, should give us the purchasing power, which allows to deliver exceptional value while protecting our margins.

Sixth, we are an effective consolidator. With a solid balance sheet and strong track record of strategic acquisitions, we should have flexibility to pursue any compelling opportunities that arise. With this team having done over 70 deals in the past couple of decades, acquisitions are in our DNA.

Finally, our leadership team has seen it all. We’ve successfully navigated many economic cycles, industry cycles, but most importantly over the last 20 to 30 years, our team has developed a lasting and consistent culture built on trust and long-term meaningful relationships with our OEM partners and with each other.

In addition to expanding our market leadership in 2025, we will strive to drive operational leverage and optimize overhead costs to ensure our fixed cost structure remains as efficient as possible, supporting profitability and long-term value creation as we progress back towards double-digit operating margins. To prove how serious we are about making sure our cost structure is optimal, we have set a stretch target of an 85 basis point improvement for this year in our overhead and G&A cost structure.

I’ll now move on to our results by business. In 2024, RV OEM net sales totaled $1.7 billion for the full year, up 7% versus the prior year, reflecting continued market share gains across our top product categories. This growth came despite mix shift towards smaller towable units, as many of our products remain critical to RVs and should be insulated from de-contenting risks.

At the Tampa RV SuperShow, we showcased innovative products that are driving new business wins for 2025. Some recent innovations, as we mentioned earlier that continue to gain momentum are our CURT Touring Coil Spring Suspension, which has drawn significant interest from OEMs and dealers alike, and opens a new addressable market with more than $150 million. Currently, it has been launched by a few top 10 towable brands with more top brands adding it this coming model year.

Our anti-lock braking system, which has been adopted by many leading towable RV brands and gives us access to $150 million of market opportunity. We also anticipate this product will emerge as a standard across utility and cargo trailer segments in the near future, creating even more total addressable market for this great product line-up.

Our CURT Helux Coil Spring 5th Wheel Pin Box was recently awarded Best New Exterior Accessory at the SEMA Show in Las Vegas, Nevada. Our Furrion Chill Cube air conditioner, by far the quietest and most powerful in its class, amongst the other air conditioner brands has gained immediate interest from OEMs and consumers alike, further strengthening our position in this category as the new leader in HVAC systems. We also continue to expand RV content with larger windows and glass entry doors for 2025 models which provide more natural light and integrated functionality.

Brinkley RV has incorporated these square bonded windows with integrated shade systems in their high-end units, demonstrating the premium value that these products bring to the market. We have invested over $15 million in glass processing technology over the last few years to keep us leading in all things glass and windows.

Looking ahead, we’re confident we can capture additional content opportunities as wholesale shipments and product mix normalize, and that organic content growth should return to 3% to 5% annually. For 2025, we project 335,000 to 350,000 wholesale shipments or more than $100 million of additional RV OEM sales at current content levels to our top-line as we strive to capitalize on the nearly $3 billion addressable opportunities with our current products.

Supporting these projections, Blue Compass, the second largest RV dealer in the country, reported record sales at the Tampa RV Show up 20% from their best prior year. Furthermore, LCI’s January RV sales increased 17% year-over-year, which we believe are all signs that point to the improvement in the industry backdrop.

Turning to the aftermarket, net sales were $881 million for the full year, roughly flat year-over-year, strengthening automotive aftermarket was offset by some softness in the RV and Marine aftermarkets. Operating profit for the aftermarket segment remained strong at 12.6%. The CURT family of products, including hitches, towing solutions, and truck accessories, delivered impressive growth, with sales increasing 7% during the year, contributing 54% of the total aftermarket revenues. CURT’s strong performance underscores our ability to execute meaningful acquisitions that ultimately contribute to sustained growth. Notably, our Ranch Hand truck accessories are featured on trucks in the hit TV shows Landman and Yellowstone.

Camping World’s furniture business acquisition and accompanying supply agreement has continued to exceed our expectations as we have outfitted more than 14 Camping World RV parts stores with Lippert products in these stores, increasing our sales with the world’s largest RV retailer 52% year-over-year. We expect continued growth as we plan to further expand the selection of Lippert products online and in Camping World locations. In addition, other dealerships have taken note and are asking for our help to upfit their stores.

Our Furrion suite of appliances acquired through another acquisition includes backup observation cameras, ovens, hot water heaters, refrigerators, microwave, furnaces and air conditioners. It continues to help drive aftermarket revenue through the upgrade, repair and replacement cycle, contributing $56 million to our aftermarket group sales alone for the year, a 22% increase over 2023, again demonstrating our ability to grow acquisitions. We feel that Furrion is a perfect example of how we can impact the aftermarket significantly by driving meaningful OEM volume with new acquisitions that have large product portfolios like Furrion.

To further capitalize on the aftermarket, as large numbers of vehicles transition out of warranty periods we’ve emphasized dealer tech training programs, strengthening a dealer’s knowledge of and preference for Lippert products by equipping technicians with the expertise to service and install our offerings effectively. Over the course of 2024, we trained 36,000 dealer service personnel. We had 1.6 million views of our tech support seminars. We had 65,000 technical product class completions, and we had 2.1 million overall page hits on our How-To technical service pages.

All in all, our aftermarket business represents a more than $10 billion in addressable market. Our presence has grown substantially since our entrance in 2013 and we will continue to focus on organic and inorganic growth in this critical area for us.

Turning to adjacent markets, net sales decreased 13% to $1.1 billion for the full year when compared to the prior year, largely due to weak demand in Marine as dealers continue to optimize their inventory levels. Excluding North American Marine sales, adjacent industries were $867 million, or only down 6%. In the year, we feel as though we’ve made significant strides in several end markets that position us well to achieve growth moving forward.

In the utility trailer market, we’ve leveraged our core expertise in axle manufacturing to supply leading brands like PJ Trailers, Diamond C, Novae and Big Tex Trailers. With approximately 600,000 utility and cargo trailers built annually, we believe this market has a significant growth opportunity for LCI content.

As we continue to gain share, we plan to introduce several advanced upgrades such as ABS and TCS, further enhancing utility trailer suspension performance and safety for the end consumer. In the world of utility trailers, axles are the largest single content item. Additionally, our window and glass products are successfully adding to our content gains in areas like off-road vehicles, school buses and transit buses with our on-highway and off-highway transportation markets. This represents a significant content opportunity as approximately 70,000 buses of all types are built annually.

For building products, we have gained notable traction in residential windows over the past few years, growing this business by $20 million as more residential distributors and builders recognize the value of our entry-level vinyl window products. Our entry-level product has been so successful that we just launched a more premium residential product lineup. This represents only one of the many products we have that have been gaining share with builders. Others include our chassis for manufactured homes, residential awnings, and thermoform components for tubs and showers.

Turning to capital allocation, our strong performance and effective inventory management generated $370 million in operating cash flows over the last 12 months, enabling us to pay down $89 million in debt and reduce leverage to below 2 times. Our solid balance sheet should position us well to pursue a robust pipeline of M&A that aligns with our strategic goals in existing markets. We feel as though we have a proven track record for driving value through acquisitions, focusing on companies with experienced leadership teams, exceptional products and significant growth potential. In addition to M&A, we remain committed to funding innovation and operational improvements to drive long-term growth, while maximizing shareholder returns.

This past quarter, we advanced our commitment to returning cash to shareholders by raising our dividend 10% to $1.15 per share. Providing this value to shareholders remains a key priority and reflects our confidence in the strength and resilience of our business in the short and longer terms.

Closing with culture, it’s intangible but it truly drives results at Lippert as we remain committed to maintaining a great workplace where we have the best leaders, driving on values consistently. When we create a great workplace, people tend not to leave very often, which helps create a lot of consistency and momentum in the manufacturing processes and the overall business results.

Even in a difficult year like 2024, our retention was better than industry average. This year, we proudly surpassed our ambitious 100,000-hour volunteer initiative goal through our team members by holding events such as the Built to Serve event in Fort Wayne, Indiana, where Lippert leaders supported Shepherd’s House, a not-for-profit providing long-term care for homeless veterans facing addiction and mental health challenges, along with hundreds of other events put on by our teams to assist our communities where there is need. We are trying to set an example for many other businesses to follow because we believe by doing this business can be a greater force for good in the world.

Our inclusion on Newsweek’s 2025 list of America’s Most Responsible Companies highlights our continued progress on environmental, social and governance initiatives. We also advanced our sustainability efforts by implementing resource and waste monitoring across some of the facilities and publishing our third year of Scope 1 and Scope 2 greenhouse gas emissions data. These initiatives reinforce our focus on transparency and accountability, supporting Lippert’s vision of long-term growth that benefits all stakeholders.

In closing, I want to thank our dedicated team members once again for their incredible efforts. We believe Lippert is well-positioned for long-term success, and we are excited about the road ahead as we continue to innovate, deliver exceptional customer experiences and create value for all of our stakeholders.

I’ll now turn it over to Lillian, who will provide more detail on our financial results.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Lippert’s strong reputation for best-in-class quality and service, along with our robust portfolio of innovative products fueled share gains during the quarter. However, revenue growth remained constrained as persistent softness in retail demand across the RV and marine markets continued.

Our consolidated net sales for the fourth quarter were $803 million, a decrease of 4% from the fourth quarter of 2023. OEM net sales for the fourth quarter of 2024 were $621.6 million, down 6% from the same period of 2023. RV OEM net sales for the fourth quarter of 2024 were $376 million, down 3% compared to the prior-year period, driven by a 24% decrease in motorhome wholesale shipments and a shift in unit mix towards lower content single axle travel trailers. These impacts were partially offset by a 7% increase in North American travel trailer and fifth-wheel wholesale shipments and overall market share gains.

Content per towable RV unit was $5,097, up 1% compared to the prior-year period, while content per motorized unit was up 7% to $3,742. Content per towable RV unit was up primarily due to increased adoption of Lippert innovations, largely offset by a continued shift to single axle trailers, which have less content overall. These trailers accounted for about 24% of production in Q4 of 2024, compared to the prior year of 20%. Typically, we would see a mix range of about 16% to 19% for these units.

Organic content increased 1% sequentially and 2% year-over-year, supported by the share gains we delivered in the top product categories we supply to the RV OEMs, specifically appliances, awnings, chassis, furniture and windows.

Aftermarket net sales for the fourth quarter of 2024 were $181.6 million, an increase of 1% compared to the same period in 2023, primarily driven by continued growth in the automotive aftermarket, partially offset by softness in the RV aftermarket, which has been negatively impacted by lower consumer discretionary spending.

Adjacent industries OEM net sales for the fourth quarter of 2024 were $245.5 million, down 9% year-over-year, primarily due to the lower sales to North American marine and utility trailer OEMs. Marine sales were down 15% due to the impact of inflation and still high interest rates on retail demand, and we expect softness in the marine industry to continue for the first half of 2025.

During the quarter, this decline was partially offset by increased sales for building products as we continue expanding our footprint in this market by capturing demand for core products, supplying axles to top trailer brands, and adding windows in off-road vehicles, school buses and manufactured housing.

Gross margins for the fourth quarter of 2024 were 21.1%, compared to 19.2% for the same period in the prior-year period, supported by decreased steel prices, lower inbound freight costs, and the impact of material sourcing strategies we’ve implemented to lower input costs.

Consolidated operating profit during the fourth quarter was $16 million, or 2%, a 170-basis-point improvement over the prior-year period. Operating margin expansion was supported by operational improvements, such as further facility consolidations and overhead reductions. I would also like to highlight that our warranty costs reduced by $9 million during the quarter. For the full year, warranty costs have decreased about $29 million, compared to the prior-year period, driven by the implementation of product quality initiatives.

The operating profit margin of the OEM segment increased to 0.3% in the fourth quarter of 2024, compared to a loss of 1.8% for the same period of 2023. The aftermarket segment delivered a 7.9% operating profit margin in line with the prior-year period.

GAAP net income in the fourth quarter was $10 million, or $0.37 earnings per diluted share, compared to a net loss of $2 million, or $0.09 loss per diluted share in the prior-year period. EBITDA in the fourth quarter was $46 million, a 29% increase compared to the prior-year period, driven by higher earnings, along with a 46% decrease in interest expense over the prior-year period, reflecting our lower levels of debt in 2024 and improved provisions for income taxes of about $6 million.

Moving on to full year 2024 results. Full year net sales were $3.7 billion, down 1% year-over-year. Sales to RV OEMs increased 7% to $1.7 billion, driven by a 13% increase in wholesale shipments of travel trailers and fifth-wheel units in addition to market share gains, partially offset by 24% decrease in motorhome wholesale shipments and a shift in unit mix towards lower content single axle travel trailers.

Sales to adjacent markets decreased 13% to $1.1 billion in 2024, primarily due to lower sales to North American marine and utility trailer OEMs, driven by current dealer inventory levels, inflation and elevated interest rates impeding retail consumers. Aftermarket sales were relatively flat when compared to the prior year at $881 million, as gains in the automotive aftermarket effectively offset impact from lower RV and marine aftermarket demand.

Total company operating profit margin for 2024 was 5.8%, up from 3.3% in 2023. The operating profit margin of the OEM segment increased to 3.7% for the full year, compared to 0.6% for 2023 as we made significant operational strides. The aftermarket segment delivered a 12.6% operating profit margin, compared to 12% for 2023, which made up over half of our total operating profit, despite only making up 24% of total sales, demonstrating how our diversified business exposure has effectively supported profitability.

Non-cash depreciation and amortization was $125.7 million for the 12 months ended December 31, 2024, while non-cash stock-based compensation expense was $18.7 million for the same period. We anticipate depreciation and amortization in the range of $115 million to $125 million during the full year 2025.

At December 31, 2024, our company’s cash and cash equivalent balance was $166 million, compared to $66 million at December 31, 2023. For the 12 months ended December 31, 2024, cash provided by operating activities was $370 million, with $42 million used for capital expenditures, $20 million used for acquisitions, and $109 million returned to the shareholders in the form of dividends. Additionally, the company had net repayments of indebtedness of $89 million.

As of December 31, 2024, our net inventory balance was $737 million, down from $768 million at December 31, 2023. At the end of the fourth quarter, we had outstanding net debt of $591 million, 1.7 times pro forma EBITDA adjusted to include LTM EBITDA of acquired businesses and the impact of non-cash and other items as defined in our credit agreement.

For the month of January, sales were up 6% versus January 2024, with RV sales up 17% and aftermarket up 6%, offset by softness in international and other adjacent markets. We are anticipating an estimated full-year wholesale shipment range of 335,000 to 350,000 units as lingering consumer demand headwinds begin to abate.

As we think about Q1, we expect overall revenue to be about flat year-over-year. We expect RV OEM sales to be up about 9%, and we expect continued softness in marine and international markets. We also expect operating margin to be flat to a slight improvement over Q1 of 2024.

Looking to capital allocation for the full year of 2025, capital expenditures are anticipated to be in the range of $50 million to $70 million. We continue our aim to utilize our balance sheet to pursue strategic opportunities that help us capture profitable growth and deliver shareholder value, while maintaining a long-term leverage target of 1.5 times to 2 times net debt to EBITDA and maintain our commitment to returning cash to shareholders.

We intend to further strengthen our financial profile by making consistent operational improvements to our business, while supplying innovative products that result in market share expansion throughout the business. We expect to see industry recovery across the markets we serve over the next several years in addition to organic growth fueled by our market share expansion.

We look forward to continuing this progress, driving sustained profitable growth as we advance towards our $5 billion revenue target in 2027, while remaining committed to returning to double-digit margins.

That is the end of our prepared remarks. Operator, we are ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is from Fred Wightman from Wolfe Research. Your line is now open. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was hoping to – I’ll start with the tariff question. I’m hoping you could just level set sort of what you have contemplated in your outlook for the year as far as steel and aluminum tariffs, maybe where inventory levels stand, how you’re thinking about pass through. I know in the past you’ve sort of talked about a two-quarter lag on the pricing front until contracts reset. But maybe just to start with tariffs. Thanks.

<A – Jason Lippert – LCI Industries>: Yes, sure, Fred. Thanks. Well, we haven’t put anything into the plan. So our plan doesn’t reflect anything for tariffs. It’s obviously still fluid. There’s a lot of things we can talk about here. I think the first and most important thing is that chassis is our largest product – our largest product on our portfolio and almost 99% of the steel from those products – or for those products come from domestic sources. So our largest product line, we don’t have any issues.

But if you look overall, it’s probably – we’re calculating with what we know today about 50 bps of impact. And we feel we can mitigate most of that either through pricing that’s one-time or through our indexes, we certainly will get a lot of help from our suppliers. Our suppliers don’t want to lose the business, so they’re working with us to mitigate some of that.

We’ve been through this before and mitigated a good chunk of it, and we’ll do it again this time. It’s just – there’s just a lot of moving parts and pieces. But does that help frame it up?

<Q – Fred Wightman – Wolfe Research LLC>: It does, yes. So just to confirm, when you’re saying the 50 basis points is just the steel and aluminum tariffs, or is that sort of assuming China as well, too?

<A – Jason Lippert – LCI Industries>: Yeah. To clarify, that’s China, that’s steel and aluminum. The steel and aluminum would be much less, obviously, because we’re just not – we don’t have the kind of impact with all the domestic sourcing we have.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. And then I guess...

[indiscernible] (00:32:51)

<Q – Fred Wightman – Wolfe Research LLC>: Yeah, sorry. Go ahead. Yep.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So for to your comment on the steel and aluminum, you’re correct that we already have pass-through mechanisms on those two commodities that – those are commodities that historically we’ve passed through cost increases and decreases at the same time. So I would expect that we would continue to fully execute on that model on a go-forward basis for the tariffs, to Jason’s point, to mitigate the impact there.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. And then, on content per unit, there were a couple of comments about just healthier mix, and then you gave the disclosure about the percent for single axles, which looks like it ticked up a little bit sequentially. So can you just help us think about maybe where that single axle mix is expected to trend this year, and then, maybe what that means for content per unit in towables specifically?

<A – Jason Lippert – LCI Industries>: Yeah, it’s obviously risen in the last couple of years. I would say that if you look at our total chassis output on single axle trailers in 2024 was about 12,000 units more than in 2023. And we built most of those – obviously, most of those units. We saw it tick up a little bit for January, about 1,000 units over last January. But our anticipation is that that starts to subside and normalize sometime in Q2.

We’ve had a lot of conversations with dealers and they’re very aware of the mix situation and feel that we’ve kind of ballooned inventories on that product pretty well over the last year-and-a-half. So there’s a lot of brands making that single axle trailer, where if you go back two or three years ago, there was only a couple of brands making the trailer. So yes, saw it tick up a little bit for January and might see a little bit of a flat to up trend this year. But I would say that we’re going to see mix normalize here sometime after the start of Q2.

<Q – Fred Wightman – Wolfe Research LLC>: Helpful. Thank you.

Operator: Thank you. Our next question is from Daniel Moore from CJS Securities. The line is now open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Appreciate the questions, Jason, Lillian. Maybe just talk a little bit about – obviously, January started up the year strong. You expect dealers to continue to restock through kind of January – through February, March, April timeframe ahead of the kind of spring selling season. Just any additional color in terms of what you’re hearing there would be helpful.

<A – Jason Lippert – LCI Industries>: Yeah. I think – sorry, I kind of got a frog in my throat. I think a couple of comments I’d like to make. If you look at Q4, we were averaging about 4,100 chassis a week; Q3, we were about 4,400 a week; Q2 last year, we were close to 5,200 a week. We’re averaging 5,300 a week this year already. We have some pretty good visibility into February and March. February started out just as strong. March feels pretty comfortable, commentary from all the dealers, including ones I’ve talked to just in the last couple of days. Pretty strong Januarys for the good dealers. I’m not sure there’s dealers out there that are struggling, but the big players seem to be having decent shows and decent volume and retail traffic on their lots through year-to-date. Is that helpful?

<Q – Dan Moore – CJS Securities, Inc.>: It is. It is. And just talk maybe a little bit more color about penetration and acceptance rates for some of your more recent innovations. Obviously, you mentioned suspension systems, anti-lock brakes, glass entry doors, windows series. Any – I know you don’t necessarily divulge hard and fast data, but just how do we think about how those penetrations might ramp into, say, model year 2026’s versus 2024, 2025?

<A – Jason Lippert – LCI Industries>: Yeah. So if you look at like some of the products you mentioned, Chill Cube, ABS and our TCS, our windows, Helux, we’ve got close to $500 million total addressable market we’ve created with those products in the near term. I would just say you’ve got to think about it as like TCS, for example, we’re really excited about that product for a lot of reasons.

Obviously, it improves the durability and the long-lasting of a lot of the components that go on the RV by lessening the vibrations that the unit experiences going down the road. But it’s an $800 to $1,200 piece. So those more expensive pieces take longer to penetrate. But how this market works, it’s a me-too market, and we’ve got that product starting out on the right brands. It’s had great success at the shows. And ultimately, the consumers are going to want products that make the experience better and help lend to a better quality unit over time.

So ABS is double-digits up from last year in terms of product placement for this upcoming model change in June. So windows not as pricey as TCS and ABS, but that’s seeing progress. We should be the largest air conditioner manufacturer in the industry after this year with the launch of the Chill Cube and the success that that’s had. So we’re having good success so far. And I would just look at it and expensive products, just take a little bit longer time to penetrate. But maybe think of it that way.

<Q – Dan Moore – CJS Securities, Inc.>: Okay. And then, just want to clarify the – I appreciate the commentary on tariffs, potential 50-basis-point headwind mitigated to some degree offsetting that again hopefully a better year in terms of RV shipments, a little bit more overhead absorption. So how are you kind of thinking about the range of operating margin for 2025 relative to 2024 when you put all that together? Thanks again.

<A – Lillian Etzkorn – LCI Industries>: Yeah, good morning, Dan. We’re not putting out a specific margin target for this year, but how I would characterize it is we’re looking moving through the year. I would think about incremental margins at about 25%. So the leverage that we’ll get from the volume increase will definitely help increase the margins. We’re also – continue to be very focused on cost reductions. You saw us from a non-material perspective, we shared that we had over $28 million of cost reductions in 2024. We’re targeting to implement comparable types of levels as we’re looking at 2025. Again, non-material-related. So looking to reduce the overhead costs, G&A-related types of expenditures, which will also improve margins.

So we’re expecting a reasonable margin uplift this year. Obviously, the tariffs are an overhang that the team needs to work aggressively to mitigate. But we are confident that we’ll continue to expand the margins as we progress through 2025.

<A – Jason Lippert – LCI Industries>: Lot of puts and takes there. But the only thing I’d add to what Lillian said is just fact that as we come out of these cycles, and we’re clearly seeing a little bit of an inflection point at the present, we are going to lock – we have costs locked down. So it’s a lot easier to control those out of the gate versus we’re 24 months into an upswing and we’re having to open factories back up. But we’re still closing a few factories and consolidating some business units, which is really helpful. And we’ve got costs locked down, especially on G&A and overheads. So I think that’s going to continue to play favorably for us in the quarters to come.

<Q – Dan Moore – CJS Securities, Inc.>: No. That is helpful. I may jump back with a follow-up or two. Thank you.

<A – Jason Lippert – LCI Industries>: Sure.

<A – Lillian Etzkorn – LCI Industries>: Sure.

Operator: Thank you. Our next question is from Joe Altobello from Raymond James. Your line is now open. Please go ahead.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Thanks. Hey, guys. Good morning. I guess, I’ll start with operating margin for 2025. I know you’re not giving a target. But if we think about the – I guess, the three buckets you mentioned, the 25% incremental margin on volume. And then, I think you mentioned earlier 85 basis points of improvement in the overhead and G&A cost saves. And then, the third bucket would be the tariffs that would sort of offset that. Is that how we should be thinking about the margin for 2025?

<A – Lillian Etzkorn – LCI Industries>: From the two – the first two buckets, yes. In terms of the incremental margins, that 25% for incremental revenues, the cost reductions, and again, the areas that we’re focused on there that Jason highlighted, it’s continued facility reduction, which we did quite a bit in 2024. We’re continuing on that journey. It’s reduced overhead with – from an FTE perspective, again, just trying to really be as efficient as we can and continued reductions in general overhead costs and direct spend.

From the tariff perspective, while based on what we know today and unfortunately, things do seem to change every day, and the team has been very flexible with the fluidity. But based on what we know with the disclosed and implemented incremental tariffs for China, for the additional tariffs for steel and aluminum, we’re seeing from a China perspective, it’s about a 50-basis-point headwind that we’re working to mitigate. Steel and aluminum, we already have pass-through mechanisms that have been in place for years. We’ll continue to leverage those. So not necessarily anticipating the tariffs are going to be an overhang to the margins.

That said, day to day, I wake up and I look at the news to see if there’s something new. So things could change on the tariff front that we’re not anticipating at this point. So just staying very flexible there and adjusting as we need to.

<A – Jason Lippert – LCI Industries>: Yeah. With what we know today, I think the clearest way to say it is that we feel pretty confident that we can mitigate most of that. We don’t know what we don’t know coming in the near future. And we’ll deal with that stuff as it comes. But with what we know today, we feel pretty confident we can mitigate most of that.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. Okay. And, Jason, just kind of shifting over to your retail outlook for the year. Your commentary on the call has been pretty upbeat. But if you look at the numbers, I guess, you’re looking for kind of flattish retail this year. So maybe help us understand sort of the disconnect or the perceived disconnect there, and maybe what the variables are that would get you toward the lower end or higher end of that range?

<A – Jason Lippert – LCI Industries>: Yeah. I mean, there’s a lot of puts and takes and moving parts. But we feel – we’ve been obviously stung the last couple of years on retail. So I think we’ve tended to play it a little bit more conservatively. But I mean, we can certainly make a case with the higher end of that 345,000 to 360,000 range. I’ve got a lot of confidence in the industry. I’ve been around it for a long time. And we make a lot of great products that serve a lot of different areas.

Certainly, with the mix that’s happened in the recent years, we’ve got these smaller units that can be used for a lot of different things. I think we’ll still see some – maybe some pickup on FEMA this year. There’s been more talk about that recently as the new administration has gotten involved and had some conversations. We know there probably will be some FEMA orders this year to replenish the stock that they normally keep. So there’s a lot of moving parts and pieces. But I think, all in all, we feel pretty bullish that we’ll be at the mid to high end of the retail spectrum.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. Thank you.

<A – Jason Lippert – LCI Industries>: Yep.

Operator: Thank you. Our next question is from Scott Stember from ROTH Capital Partners. Your line is now open. Please go ahead.

<Q – Scott Stember – ROTH Capital Partners LLC>: Good morning. And thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Scott Stember – ROTH Capital Partners LLC>: Jason, if we talk about the aftermarket, speaking specifically to Camping World, can you just give us a frame of reference of how many stores you’re in right now and what you expect to be in, I guess, 100 more by the end of this year?

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. So we’re going to have to bring on some resources to do that. We kind of did the last 14. Took them slow. We worked really closely with Camping World to make sure we were doing what they needed. Obviously, we completed the acquisition and the supply agreement and our new partnership there middle of last year, and it took us a few months to get going. And then, we upfitted those stores toward the tail end of 2024.

They like what we’ve done. I think they’re pretty ecstatic with what they’ve seen so far. It’s really given a nice little facelift to some of their part stores. And our goal is to bring on some resources here. We’re doing that as we speak and then start upfitting as many stores as we can. They’d like to do it on all of them. But they’ve got a couple of hundred stores, and we can’t bite it all off that fast.

So it’s been great. Our products are getting a lot of face time and frontage and good areas in their stores. So the customers that are coming in see our products right away and they’ve been very focused on helping us sell through those inventories. So it’s been really good so far. And other dealers are asking us today also to do some facelifts for their part stores as well.

<Q – Scott Stember – ROTH Capital Partners LLC>: And going back to the RV side of the equation for aftermarket, you talked about the CURT business being up. How did the RV side do? And are you seeing, at least in January, any signs of break, fix, kind of repair demand picking up?

<A – Jason Lippert – LCI Industries>: I haven’t seen the repair pick up yet. We were down just a little bit on the RV side last year. But, you typically see those ebbs and flows on the aftermarket side like you do on the retail side. There’s less people in the stores. There is the argument. There’s a little bit more renovation and things like that when retail sales are down.

But, our aftermarket RV business wasn’t down as much as our other businesses. So, we expected that with 2021 and 2022 model years that we built over 1 million units for, we’re expecting those RVs to come out of the warranty and into the repair and replacement cycles, customer pay cycles here in the very near future. So, we’ll keep you posted.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. And then, on the European side, can you talk about what you’re seeing from the European OEMs on the RV side?

<A – Jason Lippert – LCI Industries>: Yeah. I think, they’ve struggled the last couple of months. If you just break it down simply the European businesses feel very strongly that first half is down. Second half is up over last year. So, kind of flip flop of what they saw last year. Last year, they had a really decent year last year. The first quarter was up and the second – the first half was up and the second half was down. And this year, they’re expecting the first half to stay down and depressed and see a little bit of a uptick in the second half. Still I think 200,000 total units, which is, still a reasonable year, considering they’re going to have a soft first half.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. That’s all I have. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: Thank you. Our next question is from Mike Swartz from Truist Securities. The line is now open. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, good morning, guys. Maybe just to start – apologize if I missed this. But, just in the quarter, Lillian what was the impact of, I guess, pricing mix on the towable content?

<A – Lillian Etzkorn – LCI Industries>: In terms of the pricing mix, it was pretty benign. I mean, really, I’d say, less than 1 point in terms of that. We really haven’t seen the magnitude of an impact there as we had historically. Really, when I think of the mix, what’s driving it right now, it really is the overhang. What’s depressing it, I’d say, is the overhang of the single axle trailers that we’ve seen that uptick up to the 24% level. We’re still generating nice organic growth and that’s expected to continue to expand. When we look at the numbers for the first quarter in comparison, I expect that to be closer to, call it, the 3% organic growth that we would typically like to see. It really is the single axle mix that is depressing the content number at this stage net pricing.

<A – Jason Lippert – LCI Industries>: Yeah. When you consider how much single axle mix there is today and there is, you have a few windows. You don’t really have much furniture one axle and no slide outs, small chassis. Consider those things and the fact that we’re still doing as well as we are from an organic standpoint. I think that says a lot about where we’re gaining share and where we’re innovating and placing new products that are creating opportunities for us on the top-line side that we didn’t have a year ago.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Okay, great. And just to follow-up on that, I think, Jason, you had mentioned on the call the plan over time when mix and production kind of normalize, you do expect to be in that 3% to 5% organic range. It sounds like you’re going to be there in the first quarter. Is that safe to say that we should be within that 3% to 5% range for the full year for 2025?

<A – Jason Lippert – LCI Industries>: Yeah. I think, it’s reasonable.

<A – Lillian Etzkorn – LCI Industries>: Yeah. No, I’d say that’s reasonable, Mike.

<A – Jason Lippert – LCI Industries>: If mix were to really go the other way and not get closer to normalizing, then we’d have other conversations, but we feel pretty good about that.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Wonderful. Thank you.

<A – Jason Lippert – LCI Industries>: Yeah.

Operator: Thank you. Our next question is from Patrick Buckley from Jefferies. The line is now open. Please go ahead.

<Q – Patrick Buckley – Jefferies LLC>: Hey, good morning, guys. Thanks for taking our questions.

<A – Jason Lippert – LCI Industries>: Sure.

<Q – Patrick Buckley – Jefferies LLC>: On the January results, I guess, within that 17% increase in RV OEM sales, how much of that growth was from underlying increase in demand at the retail level? And I guess, was any of that increase driven by OEMs trying to stay ahead of tariffs or in anticipation to a potential rebound for the spring selling season?

<A – Jason Lippert – LCI Industries>: Yeah. I would say that I don’t think that there was any buy ahead or anything like that from a tariff perspective or fears that the pricing was going to go up. In terms of what was driven by retail demand, I think, most of the – and again, I’ll go back to Blue Compass. I think, they finished the month over 20% up over the prior year, which is really a good sign considering they’re the second largest retailer.

I’ve talked to Camping World. I’ve talked to Funtown and General and a lot of those guys and they’re – I’d say, that the overall commentary is that retail is good. It’s not great. It’s certainly better than last year. So, I think, that we’re in a decent spot from a retail perspective.

<Q – Patrick Buckley – Jefferies LLC>: Great. Got it. And then, I guess, taking a look at the Marine market, I think, you include expectations for second half rebound in your slides. I guess, what’s the current sentiment with the dealers right now? Are you starting to see more willingness to take inventories or is that going to be destocking to the first half? And I guess, what gives you confidence in that second half rebound?

<A – Jason Lippert – LCI Industries>: Well, I mean, they’re kind of – feels like they’re a year and a half behind the RV cycle that we just went through and are now coming out of. We do feel that the second half on the Marine retail will start to pick up and impact the wholesale demand. But, I think, that the dealers in general are trying to work through a lot of inventory. And we’re seeing it on the production side right now. And when it does turn, it really impacts our Marine business positively, obviously, because it’s been – last six months have been tough and there’s winners and losers out there. I think that there’s both companies that are really struggling and there’s some that are doing pretty well considering the environment we’re in. So, that’s kind of how I’d categorize that.

<Q – Patrick Buckley – Jefferies LLC>: Great. That’s all from us. Thanks, guys.

<A – Jason Lippert – LCI Industries>: Yeah. Thanks.

Operator: Thank you. Our next question is from Brandon Rollé from D.A. Davidson. The line is now open. Please go ahead.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Thank you for taking my questions. First, just on tariffs, I think, recently you had disclosed your import mix is 30% imported. What percentage is specifically China and what percentage is specifically Mexico and what percentage would any other major buckets be? Thank you.

<A – Lillian Etzkorn – LCI Industries>: Hey, good morning, Brandon. So, we have not and we’re not anticipating to disclose the buckets by country in our 10-K. What you will see full transparency here as we – when we do publish the 2024 K later this month, you will see a slight uptick year-to-year in terms of the imports and just to address that proactively. It’s not that we’re increasing our exposure to the international markets. It was more so managing the timing of one, Chinese New Year purchases both for 2023. More of those purchases fell into 2024 and we pulled ahead some of the purchases from 2025 into 2024 in anticipation of the tariffs. So, net-net you’ll see a slight uptick in the 10-K, but it’s not from a resourcing. It was just supply chain management and how we procure the inventory.

Again, from the overall tariff impact from what we know today, Brandon, is we have roughly a 50 bps exposure to the China tariffs that we’re working to mitigate, the tariffs on steel and aluminum that are global. We have pricing pass-through mechanisms already in place with our customers that we’ve utilized through many years. We’ll continue to utilize that. And as the administration continues to evaluate incremental tariffs, potentially, the team is poised to act as appropriate and continue to look to mitigate those going forward.

<A – Jason Lippert – LCI Industries>: Most of our imports are outside of North America. So, we don’t disclose the exact amount, but a lot of its outside North America.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Okay. And then, on OEM revenue, revenues were down $37 million, but EBIT was up $14 million. Last quarter, you had said you didn’t expect any inventory gains during the fourth quarter. But, this dynamic does seem to imply there was some in the quarter. How large were they, if any, in 4Q?

<A – Jason Lippert – LCI Industries>: Without disclosing how much we did – once we knew the new administration was going to look at imposing tariffs, we did do some buy aheads on certain products just to make sure that we were covering ourselves there. We’re certainly in a good cash position to be able to do that and we’ll want to protect our customers the best we can from some of this pricing and be able to delay it as long as we can. So, we did do some buy aheads as Lillian mentioned a minute ago. And some of that came in Q4.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Okay. Okay. And just finally, I just wanted to touch on the volumes versus content per unit dynamic this year. The towable industry shipments were up 12.5%. But entering this year, you had mentioned production versus shipments in 2023 lag production by about 30,000 to 35,000 units where you said production was actually 275,000 to 280,000 versus the industry at 313,000. So, by shipping in line with production, your volume should have been up in the 25% to 30% range. So, I’m just trying to square the dynamic with towable revenues only up 11.5% this year. Could you explain that disconnect?

<A – Lillian Etzkorn – LCI Industries>: Yes. Hey, good morning. So, really the biggest driver there is going to be the shift in mix that we’ve been talking about with the single axle units being lower price points, frankly, compared to the prior unit. So, that’s going to be driving the biggest delta there that would account for that.

<A – Jason Lippert – LCI Industries>: There is a lot of – there’s big content drops when you consider a unit that might be built two axles, couple of slide outs, all the other furniture content and chassis content you’d see. I mean, your chassis goes from, $2,500, $3,000 down to $400 on a single axle unit. So, the mix shift has a big impact on that.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Okay. Because it seems like content per unit is down almost 17% over two-year period. But we continue to hear about share gains. So, I was just trying to square that. So, it’s just all due to mix then?

<A – Lillian Etzkorn – LCI Industries>: Yeah. Brandon reminder on that, there’s probably a couple big levers there and then we should move on to allow others to come through the queue. You had the pricing pass-throughs, which related to the commodity cost production. So, that’s going to drive the price down, the content value down. The mix, it’s a tremendous impact as well. And that’s offset and mitigated or slightly mitigated by the organic content increase. So, you had two big drivers down that are unrelated to organic content growth in the unit.

<A – Jason Lippert – LCI Industries>: And as a reminder, content dollars are up 50% since 2021. So, that’s just an easy way to look at it.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Okay. Thank you.

<A – Jason Lippert – LCI Industries>: Yeah.

Operator: Thank you. On next question is from Tristan Thomas-Martin from BMO Capital Markets. The line is now open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hey, good morning. Just trying to kind of wrap my....

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: ...head around how it works. I think, in 2024, right, steel pricing was coming down. So, that was a tailwind. If we start to see steel price go up, because of tariffs after that kind of call it quarter to two kind of pass-through, does that mean it becomes headwind?

<A – Lillian Etzkorn – LCI Industries>: Just to make sure we’re answering the question, the way you’re intending, in terms of a content number or in terms of material cost? Because there’s going to be a difference there, right? Your material costs, you’ll start to see if the cost increases for steel due to tariffs, you’ll see the material cost hit. And then, there can be a lag of up to 1 to 2 quarters for the pricing to take hold. So, you’ll have a little bit of a lag there if that’s what you’re trying to capture Tristan in your assessment. Net-net, it neutralizes, but it can take a quarter or two to catch up.

<A – Jason Lippert – LCI Industries>: Right. And I would say, too, that as steel pricing did fall, as you explained a second ago over the last year, we’re more toward historical I’d say normalized historical lower steel costs. So, I think, that the OEMs probably in their standard bills have baked in maybe a little bit higher steel than what we’re seeing today at the lows. I’d be more concerned if we were jumping up 20% or 30% on costs and getting back up to $0.50 a pound or $0.60 a pound where we saw some of that land in during COVID. But, we’re back into the 30s right now.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Yeah. I was kind of trying to get out of theoretically there could be a quarter or two benefit before things kind of normalize – I think [indiscernible] (01:01:57).

<A – Jason Lippert – LCI Industries>: [indiscernible] (01:02:04)

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: [ph] All right (01:02:05). And then just one more quick question. The 2027 targets, what industry volumes is kind of underpinning that?

<A – Jason Lippert – LCI Industries>: It’s a close to 400,000 unit run rate...

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Thank you.

<A – Jason Lippert – LCI Industries>: ...which is pretty normal if you look at the last decade of wholesale production.

Operator: Thank you. Our next question is from Alice Wycklendt from Baird. The line is now open. Please go ahead.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Yeah. Good morning, guys. Thanks for taking my question. I think if I look at your 2025 outlook, the range of retail sales is in excess of the range of wholesale shipments. What’s the rationale for the expectation that dealer inventory might come down again in a time when think the industry seems to think that inventory is pretty clean?

<A – Jason Lippert – LCI Industries>: Is your question, if we think inventory could come down, dealer inventory could come down?

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Yeah. I mean, I think that’s what’s implied by the range of retail being higher than wholesale shipments.

<A – Jason Lippert – LCI Industries>: Yeah.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: So, just wondering if you think that means that dealer inventory has to come down more.

<A – Jason Lippert – LCI Industries>: I don’t really have – I mean, it’s such a – there is such small moves. I don’t really have a feeling one way or the other. A lot of it’s – I think, retail is going to be decent this year. And we can expect the range that we’ve put out of 345,000 to 360,000, I’d bet on it. [ph] I hope I’m answering (01:03:41) your question, Alice.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Yeah. That helps. That’s great. And then, maybe just I think you’ve mentioned a robust M&A pipeline. Could you provide a little bit more detail on what you’re seeing there and kind of the opportunities out in the market right now?

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. Obviously, we crunched cash the last couple of years to get to our 1.5 times to 2 times leverage. We’re having a lot of conversations right now. We’ve got acquisitions that were targets that we’re looking at in all of our diversified businesses, including RV and Marine. We’ve got a couple that we’re talking to right now. We’re hopeful we’re going to do some M&A this year. But, it’s been a couple of years of just kind of keeping quiet. And I’d say that conversations are – we’re having a lot of them and our pipeline is full.

<Q – Alice Wycklendt – Robert W. Baird & Co., Inc.>: Perfect. Thanks. That’s it for me.

<A – Jason Lippert – LCI Industries>: Yes. Thanks.

Operator: Thank you. This concludes our Q&A session. So, I’ll hand back to Jason for closing remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, everybody, for joining the call. We’re excited about some of the inflection we’ve seen in the volume and hope to report a good quarter next quarter. We’ll talk to you then. Thanks. Bye-bye.

Operator: This concludes today’s call. Thank you for joining us. You may now disconnect your lines.
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Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2025, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.